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FOR IMMEDIATE RELEASE                                                 EXHIBIT 99

                        RUBBERMAID ANNOUNCES DIVIDEND

        WOOSTER, OH, June 25, 1996 -- Rubbermaid Incorporated (NYSE:RBD) today announced that its board of directors declared a quarterly cash dividend of 14 cents per common share payable on September 3 to shareholders of record August 9.

        In further action, the board also adopted a new Rubbermaid shareholders' rights plan to replace the previous plan which expired June 24, 1996. The new plan, like the previous plan, is intended to provide certain rights to Rubbermaid shareholders should the Company become the target of coercive or unfair takeover tactics. Its adoption is not in response to any known effort to acquire control of the Company.

        Under the plan, one right will be issued for each outstanding Rubbermaid Common Share. Each of the new rights will entitle the registered holder, upon occurrence of certain events, to purchase from Rubbermaid one Rubbermaid Common Share at a price of $125.00 per share. If any person or group acquires 15 percent or more of the outstanding Rubbermaid Common Shares, or a person or group owning 10 percent or more of the outstanding Common Shares engages in certain self-dealing transactions with Rubbermaid, the rights -- except those held by that person or group -- will instead become exercisable for Rubbermaid Common Shares having a market value at such time equal to twice the exercise price of a Right.

        The new rights are redeemable under certain circumstances at $.01 per right and will expire, unless earlier redeemed, on June 25, 2006. Full details of the plan are described in a mailing to all Rubbermaid shareholders.
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        Rubbermaid Announces Dividend
        Page 2
        June 25, 1996

        Rubbermaid Incorporated, headquartered in Wooster, Ohio, is a multi-national company which manufactures and markets plastic and rubber products, including housewares, recreational, commercial and institutional products; traditional office and computer furniture and accessories; health care products; and Little Tikes toys and juvenile products.

                                    # # #


        Analysts' contact:

        William H. Pfund
        330/264-6464, Ext. 2477


        Media contact:

        Lorrie Paul Crum
        330/264-6464, Ext. 2970